Exhibit 15.3

Independent Registered Public Accounting Firm’s Consent

We consent to the incorporation by reference in the Shell Company Report of TOYO Co., Ltd on Form 20-F (File No. 001-42153) of our report dated September 28, 2023, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern, with respect to our audits of the consolidated financial statements of Blue World Acquisition Corporation as of June 30, 2023 and 2022 and for the year ended June 30, 2023 and for the period from July 19, 2021 (Inception) through June 30, 2022 appearing in the Annual Report on Form 10-K of Blue World Acquisition Corporation for the year ended June 30, 2023. We also consent to the reference to our firm under the heading “Statement by Experts”, which is part of this Shell Company Report on Form 20-F.

/s/ Marcum Asia CPAs LLP

Marcum Asia CPAs LLP

New York, NY

July 8, 2024